UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ISOTIS, INC.

(Name of Registrant as Specified In Its Charter)

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Filed by IsoTis, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: IsoTis, Inc.
Commission File No.: 001-33272
This filing relates to the proposed acquisition of IsoTis, Inc. (“IsoTis”) by Integra Lifesciences Holdings Corporation (“Integra”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 6, 2007 among Integra, Ice Mergercorp, Inc. and IsoTis. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by IsoTis on August 7, 2007 and is incorporated by reference into this filing.
The following items were provided as indicated below: letter to IsoTis’ customers.
The following letter is being sent to IsoTis’ customers beginning on August 9, 2007:
August 7, 2007
Dear Valuable IsoTis Customer:
I am pleased to inform you that IsoTis has entered into an agreement with Integra LifeSciences Holdings Corporation to merge the two companies in a deal expected to close during the fourth quarter of this year. The attached press release was issued this morning. This represents a tremendous opportunity for the two companies to combine an extremely exciting orthobiologics portfolio, coupled with a strong distributor network.
Your hospital has been utilizing one or more of the IsoTis Orthobiologics products, to include either DynaGraft® II, OrthoBlast® II and/or the Accell™ family of demineralized bone matrix products. We want to thank you for your confidence in our company’s leading edge orthobiologics technology and assure you that the same products will be available to your institution without interruption both during and after the transition.
Your daily business transactions with IsoTis will remain the same for the foreseeable future. To be clear, it will be business as usual when ordering IsoTis products; either by calling customer service or contacting your local sales representative. You will have no changes in the delivery, order format or any other transactional aspect of dealing with IsoTis Orthobiologics Inc.
We look forward to continuing to provide safe, innovative and efficacious orthobiologics surgical products for the treatment of spinal, neuro, and orthopedic total joint and extremity diseases.
You will be receiving periodic updates as to the status of the transition. However, please feel free to contact me directly should you have any questions or concerns in the meantime.
Thank you for your continued support of IsoTis.
Best regards,
James P. Abraham
VP Sales and Marketing
IsoTis Orthobiologics

A special stockholder meeting will be announced soon to obtain stockholder approval of the proposed transaction. IsoTis intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed transaction. Investors of IsoTis are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about IsoTis, Integra and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by IsoTis with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at IsoTis’ website at www.isotis.com or by sending a written request to IsoTis at 2 Goodyear, Irvine, California 92618, attention: Director, Investor Relations.
IsoTis and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of IsoTis’ stockholders in connection with the proposed transaction will be set forth in IsoTis’ proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.